Exhibit 99.1

Murphy USA Inc. Reports Third Quarter 2016 Results

El Dorado, Arkansas, November 2, 2016 – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced financial results for the three and nine months ended September 30, 2016.
Key Highlights:

•	Net income was $45.5 million, or $1.16 per diluted share in Q3 2016

•
Total retail gallons grew 1.2% to 1.09 billion gallons for the network in Q3 2016 while volumes on an APSM basis declined 3.9% versus prior year quarter and retail fuel margins declined from 18.1 cpg to 13.7 cpg

•	Product supply and wholesale (PS&W) contribution, including RIN income, was $19.0 million in Q3 2016, adding 1.75 cpg on a retail gallon equivalent basis versus a loss of 0.22 cpg in the 2015 period

•	Merchandise contribution dollars grew 10.8% year over year, or 5.2% APSM, to $95.7 million at average unit margins of 16.0%, which is a third consecutive quarterly record

•
21 stores opened during the quarter, including three raze and rebuilds, with ten more stores opened since quarter end and construction in progress at 28 new sites, most of which will be placed into service during the fourth quarter

•
Common shares repurchased totaled 607,000 for $45 million at an average price of approximately $74 per share under the previously announced program of up to $500 million bringing our year-to-date repurchases to $212 million.

“Our business performed well during a challenging third quarter,” said President and CEO Andrew Clyde.  “We continue to see record levels of merchandise margins in conjunction with lower store operating expenses, resulting in continued improvement to our fuel breakeven metric.  However, atypical seasonal weakness in the fuels business was attributable primarily to a rising crude and wholesale price environment as well as market disruption created by the September Colonial pipeline shutdown, which challenged both volume and margins. Volatility will always play a role in the markets where we operate and will remain impactful to our bottom line results, but the initiatives we have taken to improve our core business against this backdrop of uncertainty help to mitigate short-term earnings variability and ultimately drive superior long-term performance. Strong year-to-date results support our annual guidance and year-on-year EPS growth," Clyde concluded.

Consolidated Results

	Three Months Ended September 30,		Nine Months Ended September 30,
Key Operating Metrics	2016	2015	2016	2015
Net income ($ Millions)	$45.5	$60.5	$177.7	$109.7
Earnings per share (diluted)	$1.16	$1.41	$4.44	$2.47
Net income from continuing operations ($ Millions)	$45.5	$60.0	$177.7	$108.4
EPS from continuing operations (diluted)	$1.16	$1.40	$4.44	$2.44
Adjusted EBITDA ($ Millions)	$105.3	$128.5	$296.9	$265.5
Income from continuing operations, Adjusted EBITDA and earnings per share declined in the Q3 2016 period due primarily to weaker retail fuel margins which were partially offset by increased merchandise margins, and higher net contribution from PS&W plus RIN sales.
Fuel

	Three Months Ended September 30,		Nine Months Ended September 30,
Key Operating Metrics	2016	2015	2016	2015
Retail fuel volume - chain (Million gal)	1,088.2	1,075.4	3,128.7	3,049.6
Retail fuel volume - per site (K gal APSM)	268.3	279.1	259.7	266.0
Retail fuel margin (cpg excl credit card fees)	13.7	18.1	11.9	12.5
Total retail fuel contribution ($ Millions)	$149.1	$195.0	$373.1	$382.3
Retail fuel contribution ($K APSM)	$36.8	$50.6	$31.0	$33.4
PS&W contribution ($ Millions excl RINs)	($29.0)	($22.4)	($20.8)	($9.0)
RIN sales ($ Millions)	$48.0	$20.0	$130.7	$93.9
Total retail fuel contribution dollars decreased 23.5% in Q3 2016 due to lower retail volumes per store and softer margins caused by upwardly trending wholesale prices during the quarter, coinciding with the Colonial pipeline disruption in September. Total network retail gallons sold in the quarter increased 1.2%, while same store gallons declined by 3.1%. Per store volumes declined 3.9% on an APSM basis, continuing to reflect the impact from a higher mix of new Midwest locations that historically perform below the chain average. On a YTD basis, APSM and SSS volumes are down 2.4% and 1.5%, respectively. In total, the lower year-to-date retail fuel contribution is more than offset by higher year-to-date net PS&W plus RIN contribution.
Product Supply & Wholesale generated a loss of $29.0 million excluding RINs in the third quarter, largely caused by a negative spot-to-rack differential, which is a direct reflection of higher RIN prices embedded in refined product spot prices. In the current quarter, 54.0 million RINs were sold at an average price of $0.89 per RIN, or $48.0 million. On a combined basis, PS&W and RINs effectively contributed an additional 1.75 cpg to the retail fuel margin (e.g. dividing by retail gallons sold) in Q3 2016.

Merchandise

	Three Months Ended September 30,		Nine Months Ended September 30,
Key Operating Metrics	2016	2015	2016	2015
Total merchandise sales ($ Millions)	$599.0	$591.6	$1,750.2	$1,687.9
Total merchandise contribution ($ Millions)	$95.7	$86.4	$274.3	$243.6
Total merchandise sales ($K APSM)	$147.7	$153.5	$145.3	$147.2
Merchandise unit margin (%)	16.0%	14.6%	15.7%	14.4%
Tobacco contribution ($K APSM)	$13.7	$12.9	$13.4	$12.5
Non-tobacco contribution ($K APSM)	$9.9	$9.5	$9.4	$8.8
Total merchandise contribution ($K APSM)	$23.6	$22.4	$22.8	$21.3
Total merchandise sales increased 1.2% in Q3, driven primarily by new store additions and partially offset by a 3.8% decrease in APSM sales. Same store sales were down 2.6% year-over-year reflecting a decline in cigarette sales and volume. Total margin contribution, however, increased 10.8% for the quarter, attributable to new store additions, higher tobacco margins, and strategic initiatives at the store level. As a result, total unit margins were up 140 basis points from 14.6% in the prior period, setting a third consecutive quarterly record of 16.0%.
Tobacco contribution margin per store was up 6.4% due primarily to the Core-Mark transition, higher rebates, and to a lesser extent, price increases. Total tobacco sales were up 0.8% on a network basis, but down 4.3% on an APSM basis due to the continued nationwide decline in unit volumes, customer transitions from cartons to packs, and one-time impacts from large tax/minimum markup changes in certain states.
While non-tobacco sales on an APSM basis were down 2.4% versus the prior period, non-tobacco contribution per store increased 3.7%, driven primarily by improvements in the beverages and lotto/lottery categories. The overall product mix continues to benefit from larger store formats, refresh initiatives, super-cooler installations and promotional activity.
Other areas

	Three Months Ended September 30,		Nine Months Ended September 30,
Key Operating Metrics	2016	2015	2016	2015
Total station and other operating expense ($ Millions)	$128.0	$121.6	$369.9	$358.5
Station OPEX excl credit card fees ($K APSM)	$22.2	$22.7	$21.6	$22.0
Total SG&A cost ($ Millions)	$30.7	$33.0	$94.5	$97.0
Total station and other operating expenses increased $6.4 million for the quarter, reflecting new store additions. On a per store basis, operating expenses excluding credit card fees declined 1.9% with labor costs down 5.0%, partially offset by accelerated maintenance refresh costs and higher environmental costs.

Station Openings
Murphy USA opened 21 retail locations in Q3 2016 (not including three raze and rebuilds), bringing the quarter end store count to 1,364, consisting of 1,134 Murphy USA sites and 230 Murphy Express sites. A total of 28 stores are currently under construction and ten stores have opened since quarter end.
Cash Flow and Financial Resources

	Three Months Ended September 30,		Nine Months Ended September 30,
Key Metrics (Millions except average shares)	2016	2015	2016	2015
Cash flow from continuing operations	$41.2	$72.8	$209.8	$137.9
Capital expenditures	($82.3)	($63.6)	($198.9)	($151.5)
Free cash flow (non-GAAP)	($41.1)	$9.2	$10.9	($13.6)
Cash and cash equivalents	$206.7	$65.3	$206.7	$65.3
Long-term debt	$638.9	$489.7	$638.9	$489.7
Average shares outstanding, thousands (diluted)	39,174	42,760	39,989	44,389
Cash balances on September 30, 2016 totaled $206.7 million. As of that date, there were no longer restricted cash balances to obtain new properties as the like-kind exchange program had ended.
Long-term debt consisted of approximately $489 million in carrying value of 6% senior notes due in 2023, and $190 million of term debt less $40 million of expected amortization, which is reflected in Current Liabilities. The Company's asset-based loan facility remains undrawn with a borrowing base of $192.0 million as of October 2016.
Approximately 607,000 shares were repurchased during the current quarter for $45 million bringing the year-to-date total to $212 million of treasury stock acquisitions. At September 30, 2016, the Company had common shares outstanding of 38,599,541.

* * * * *
Earnings Call Information
The Company will host a conference call on November 3, 2016, at 10:00 a.m. Central time to discuss third quarter 2016 results. The conference call number is 1 (877) 291-1367 and the conference number is 92470652. A live audio webcast of the conference call and the earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com). Online replays of the earnings call will be available through Murphy USA’s web site and a recording of the call will be available through November 4, 2016, by dialing 1(855) 859-2056 and referencing conference number 92470652. In addition, a transcript of the event will be made available on the website shortly following the conference call.

Forward-Looking Statements
Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to anticipated store openings, fuel margins, merchandise margins, sales of RINs and trends in our operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC report, including our Annual Report on our Form 10-K for the year ended December 31, 2015 contains other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact: Christian Pikul (870) 875-7683 Director, Investor Relations christian.pikul@murphyusa.com Cell 870-677-0278	Media/ Public Relations Contact: Jerianne Thomas (870) 875-7770 Director, Corporate Communications jerianne.thomas@murphyusa.com Cell - 870-866-6321

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Thousands of dollars except per share amounts)	2016	2015	2016	2015
Revenues
Petroleum product sales (a)	$2,394,951	$2,770,169	$6,654,970	$7,987,158
Merchandise sales	598,968	591,584	1,750,162	1,687,885
Other operating revenues	48,819	20,754	133,630	96,214
Total revenues	3,042,738	3,382,507	8,538,762	9,771,257
Costs and Operating Expenses
Petroleum product cost of goods sold (a)	2,275,487	2,594,273	6,301,552	7,605,961
Merchandise cost of goods sold	503,266	505,200	1,475,869	1,444,293
Station and other operating expenses	127,991	121,551	369,910	358,463
Depreciation and amortization	25,576	21,695	72,747	64,013
Selling, general and administrative	30,726	33,016	94,549	96,995
Accretion of asset retirement obligations	411	380	1,236	1,137
Total costs and operating expenses	2,963,457	3,276,115	8,315,863	9,570,862
Income from operations	79,281	106,392	222,899	200,395
Other income (expense)
Interest income	144	20	474	1,908
Interest expense	(10,182)	(8,382)	(29,780)	(25,040)
Gain (loss) on sale of assets	(335)	(4,072)	88,640	(4,091)
Other nonoperating income (expense)	2,848	106	2,966	616
Total other income (expense)	(7,525)	(12,328)	62,300	(26,607)
Income before income taxes	71,756	94,064	285,199	173,788
Income tax expense	26,265	34,043	107,524	65,430
Income from continuing operations	45,491	60,021	177,675	108,358
Income (loss) from discontinued operations, net of taxes	—	510	—	1,296
Net Income	$45,491	$60,531	$177,675	$109,654
Earnings per share - basic:
Income from continuing operations	$1.17	$1.41	$4.47	$2.46
Income (loss) from discontinued operations	—	0.01	—	0.03
Net Income - basic	$1.17	$1.42	$4.47	$2.49
Earnings per share - diluted:
Income from continuing operations	$1.16	$1.40	$4.44	$2.44
Income (loss) from discontinued operations	—	0.01	—	0.03
Net Income - diluted	$1.16	$1.41	$4.44	$2.47
Weighted-average shares outstanding (in thousands):
Basic	38,896	42,437	39,719	44,038
Diluted	39,174	42,760	39,989	44,389
Supplemental information:
(a) Includes excise taxes of:	$505,814	$513,427	$1,466,347	$1,459,871

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Thousands of dollars, except volume per store month, margins and store counts)	Three Months Ended September 30,		Nine Months Ended September 30,
Marketing Segment	2016	2015	2016	2015

Revenues
Petroleum product sales	$2,394,951	$2,770,169	$6,654,970	$7,987,158
Merchandise sales	598,968	591,584	1,750,162	1,687,885
Other operating revenues	48,808	20,747	133,403	95,946
Total revenues	3,042,727	3,382,500	8,538,535	9,770,989

Costs and operating expenses
Petroleum products cost of goods sold	2,275,487	2,594,273	6,301,552	7,605,961
Merchandise cost of goods sold	503,266	505,200	1,475,869	1,444,293
Station and other operating expenses	127,991	121,552	369,910	358,463
Depreciation and amortization	23,939	20,366	67,972	60,244
Selling, general and administrative	30,727	33,016	94,549	96,995
Accretion of asset retirement obligations	411	380	1,236	1,137
Total costs and operating expenses	2,961,821	3,274,787	8,311,088	9,567,093

Income from operations	80,906	107,713	227,447	203,896

Other income
Interest expense	(14)	(6)	(35)	(13)
Gain (loss) on sale of assets	(336)	(4,072)	88,640	(4,091)
Other nonoperating income	2,730	107	2,771	332
Total other income	2,380	(3,971)	91,376	(3,772)

Income from continuing operations
before income taxes	83,286	103,742	318,823	200,124
Income tax expense	30,531	37,957	120,201	76,116
Income from continuing operations	$52,755	$65,785	$198,622	$124,008

Total tobacco sales revenue per store month	$111,898	$116,886	$109,427	$112,696
Total non-tobacco sales revenue per store month	35,763	36,642	35,837	34,548
Total merchandise sales revenue per store month	$147,661	$153,528	$145,264	$147,244

Store count at end of period	1,364	1,291	1,364	1,291
Total store months during the period	4,056	3,853	12,048	11,463

Same store sales information (compared to APSM metrics)

	Variance from prior year quarter
	Three months ended
	September 30, 2016
	SSS	APSM
Fuel gallons per month	(3.1)%	(3.9)%

Merchandise sales	(2.6)%	(3.8)%
Tobacco sales	(2.3)%	(4.3)%
Non tobacco sales	(3.7)%	(2.4)%

Merchandise margin	6.3%	5.2%
Tobacco margin	8.9%	6.4%
Non tobacco margin	2.7%	3.7%

	Variance from prior year
	Nine months ended
	September 30, 2016
	SSS	APSM
Fuel gallons per month	(1.5)%	(2.4)%

Merchandise sales	0.3%	(1.3)%
Tobacco sales	(0.6)%	(2.9)%
Non tobacco sales	3.2%	3.7%

Merchandise margin	8.6%	7.1%
Tobacco margin	10.3%	7.5%
Non tobacco margin	6.1%	6.6%

Note

Average Per Store Month (APSM) metric includes all stores open through the date of the calculation.

Same Store Sales (SSS) metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze and rebuild) or relocated to a new location, it will typically be excluded from the calculation during the period it is out of service. New constructed sites do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2015 for the sites being compared in the 2016 versus 2015 calculations).

Murphy USA Inc.
Consolidated Balance Sheets

(Thousands of dollars)	September 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$206,692	$102,335
Accounts receivable—trade, less allowance for doubtful accounts of $1,988 in 2016 and $1,963 in 2015	139,692	136,253
Inventories, at lower of cost or market	152,542	155,906
Prepaid expenses and other current assets	29,153	41,173
Total current assets	528,079	435,667
Property, plant and equipment, at cost less accumulated depreciation and amortization of $756,305 in 2016 and $724,486 in 2015	1,488,261	1,369,318
Restricted cash	—	68,571
Other assets	40,489	12,685
Total assets	$2,056,829	$1,886,241
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$40,471	$222
Trade accounts payable and accrued liabilities	376,897	390,341
Deferred income taxes	—	1,729
Total current liabilities	417,368	392,292

Long-term debt, including capitalized lease obligations	638,911	490,160
Deferred income taxes	200,601	161,236
Asset retirement obligations	25,637	24,345
Deferred credits and other liabilities	15,125	25,918
Total liabilities	1,297,642	1,093,951
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 and 46,767,164 shares issued at
2016 and 2015, respectively)	468	468
Treasury stock (8,167,623 and 5,088,434 shares held at
September 30, 2016 and December 31, 2015, respectively)	(497,111)	(294,139)
Additional paid in capital (APIC)	550,376	558,182
Retained earnings	705,454	527,779
Total stockholders' equity	759,187	792,290
Total liabilities and stockholders' equity	$2,056,829	$1,886,241

Murphy USA Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Thousands of dollars)	2016	2015	2016	2015
Operating Activities
Net income	$45,491	$60,531	$177,675	$109,654
Adjustments to reconcile net income to net cash provided by operating activities
(Income) loss from discontinued operations, net of taxes	—	(510)	—	(1,296)
Depreciation and amortization	25,576	21,695	72,747	64,013
Deferred and noncurrent income tax charges (credits)	23,031	(2,472)	37,636	(11,939)
Accretion of asset retirement obligations	411	380	1,236	1,137
Pretax (gains) losses from sale of assets	335	4,072	(88,640)	4,091
Net (increase) decrease in noncash operating working capital	(52,045)	(8,284)	5,382	(33,194)
Other operating activities - net	(1,573)	(2,582)	3,792	5,428
Net cash provided by continuing operations	41,226	72,830	209,828	137,894
Net cash provided by discontinued operations	—	(1,804)	—	10,948
Net cash provided by operating activities	41,226	71,026	209,828	148,842
Investing Activities
Property additions	(82,342)	(63,626)	(198,911)	(151,521)
Proceeds from sale of assets	(1,297)	634	85,001	725
Changes in restricted cash	55,142	—	68,571	—
Other investing activities - net	(13,750)	(2,889)	(28,888)	(2,889)
Investing activities of discontinued operations
Other	—	(1,183)	—	(4,945)
Net cash required by investing activities	(42,247)	(67,064)	(74,227)	(158,630)
Financing Activities
Purchase of treasury stock	(45,223)	(58,861)	(212,328)	(248,695)
Borrowings of debt	—	—	200,000	—
Repayments of debt	(116)	(43)	(10,281)	(89)
Debt issuance costs	—	(58)	(3,240)	(58)
Amounts related to share-based compensation	(1,158)	(6)	(5,395)	(3,036)
Net cash required by financing activities	(46,497)	(58,968)	(31,244)	(251,878)
Net increase (decrease) in cash and cash equivalents	(47,518)	(55,006)	104,357	(261,666)
Cash and cash equivalents at beginning of period	254,210	121,445	102,335	328,105
Cash and cash equivalents at end of period	206,692	66,439	206,692	66,439
Less: Cash and cash equivalents held for sale	—	1,137	—	1,137
Cash and cash equivalents of continuing operations at end of period	$206,692	$65,302	$206,692	$65,302

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following table sets forth the Company’s Adjusted EBITDA for the three and nine months ended September 30, 2016 and 2015. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, gain (loss) on sale of assets and other non-operating expense (income)). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).
We use this Adjusted EBITDA in our operational and financial decision-making, believing that such measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.
The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Thousands of dollars)	2016	2015	2016	2015

Net income	$45,491	$60,531	$177,675	$109,654

Income taxes	26,265	34,043	107,524	65,430
Interest expense, net of interest income	10,038	8,362	29,306	23,132
Depreciation and amortization	25,576	21,695	72,747	64,013
EBITDA	$107,370	$124,631	$387,252	$262,229

(Income) loss from discontinued operations, net of tax	—	(510)	—	(1,296)
Accretion of asset retirement obligations	411	380	1,236	1,137
(Gain) loss on sale of assets	335	4,072	(88,640)	4,091
Other nonoperating (income) expense	(2,848)	(106)	(2,966)	(616)
Adjusted EBITDA	$105,268	$128,467	$296,882	$265,545

The Company also considers Free Cash Flow in the operation of its business. Free cash flow is defined as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow is also considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for us in evaluating the Company’s performance. Free cash flow should be considered in addition to, rather than as a substitute for consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Numerous methods may exist to calculate a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods other companies use to calculate their free cash flow. The following table provides a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Thousands of dollars)	2016	2015	2016	2015

Net cash provided by continuing operations	$41,226	$72,830	$209,828	$137,894
Payments for property and equipment	(82,342)	(63,626)	(198,911)	(151,521)
Free cash flow	$(41,116)	$9,204	$10,917	$(13,627)